Exhibit 99.1

Concrete Pumping Holdings Reports Strong Second Quarter 2023 Results

- Double-Digit Revenue Growth Drives Record Second Quarter -

DENVER, CO – June 8, 2023 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the second quarter ended April 30, 2023.

Second Quarter Fiscal Year 2023 Highlights vs. Second Quarter of Fiscal Year 2022 (where applicable)

●	Revenue increased 12% to $107.8 million compared to $96.5 million.
●	Gross profit increased 12% to $43.5 million compared to $38.9 million.
●	Income from operations increased 27% to $13.2 million compared to $10.4 million.
●	Net income was $5.6 million compared to $6.0 million.
●	Net income attributable to common shareholders was $5.2 million or $0.09 per diluted share, compared to $5.6 million or $0.10 per diluted share.
●	Adjusted EBITDA[1] increased 7% to $28.8 million compared to $27.1 million, with Adjusted EBITDA margin[1] at 26.7% compared to 28.0%.
●	Amounts outstanding under debt agreements were $435.9 million with net debt1 of $429.3 million. Total available liquidity at quarter end was $100.4 million.

Management Commentary

“We delivered another strong quarter driven by continued growth in every segment, particularly double-digit increases in our U.K. operations and in Eco-Pan,” said CPH CEO Bruce Young. “In fact, Eco-Pan experienced another quarter of exceptional growth with a 26% increase in revenue as we continued to leverage the organic growth in our operations network and an expanded salesforce. Within our U.S. concrete pumping business, we continued to experience improvement in our commercial and infrastructure projects. However, above average precipitation and colder temperatures in most of our regions west of the Rockies, as well as Colorado, impacted sales as well as profitability given lower equipment utilization.

“Looking ahead, we anticipate ongoing growth in our infrastructure and commercial end markets given our expanded footprint and momentum with heavy commercial projects. Our focus remains on optimizing end market mix to continue to deliver strong top and bottom-line growth as we move into the peak summer construction season. We will also continue to focus on maximizing shareholder value by leveraging our unique operational capabilities, high-value service offering, and opportunistic, accretive M&A while strategically balancing our leverage. And, our ABL upsize this month to $225.0 million and five year extended maturity further enhances our ability to pursue accretive investment opportunities and support our overall long-term growth."

1 Adjusted EBITDA, Adjusted EBITDA margin and net debt are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures. As of the first quarter of fiscal 2023, adjusted EBITDA no longer includes an add-back for director costs and public company expenses.

Second Quarter Fiscal Year 2023 Financial Results

Revenue in the second quarter of fiscal year 2023 increased 12% to $107.8 million compared to $96.5 million in the second quarter of fiscal year 2022. The increase was attributable to strong growth across each of the Company’s segments as a result of organic growth from some higher volumes in certain regions coupled with improved pricing, as well as the acquisition of Coastal Carolina Pumping (Coastal) in August 2022. Revenue attributable to the Coastal acquisition was $5.0 million in the second quarter of 2023.

Gross profit in the second quarter of fiscal year 2023 increased 12% to $43.5 million compared to $38.9 million in the prior year quarter. Gross margin was 40.3% compared to 40.4% in the prior year quarter. While there was stabilization of certain input costs, particularly in diesel fuel, this was offset by slightly lower equipment utilization as a result of inclement weather conditions affecting the fiscal 2023 second quarter, particularly in locations west of the Rocky Mountains.

General and administrative expenses in Q2 were $30.3 million, up $1.7 million from $28.6 million in the same year-ago quarter as a result of higher labor costs related to recent acquisitions. As a percentage of revenue, G&A costs were 28.1% in the second quarter compared to 29.6% in the same year-ago quarter.

During the three-month periods ended April 30, 2023 and 2022, the Company recognized gains of $1.2 million and $2.5 million, respectively, on the fair value remeasurement of its liability-classified warrants. The continued decline in the fair value remeasurement of the public warrants for both periods is due to the Company's share price being below the exercise price as the warrants get closer to expiring in December 2023.

Net income in the second quarter of fiscal year 2023 was $5.6 million compared to $6.0 million in the second quarter of fiscal year 2022. Net income attributable to common shareholders in the second quarter of fiscal year 2023 was $5.2 million, or $0.09 per diluted share, compared to $5.6 million, or $0.10 per diluted share, in the prior year quarter.

Adjusted EBITDA in the second quarter of fiscal year 2023 increased 7% to $28.8 million compared to $27.1 million in the prior year quarter. Adjusted EBITDA margin declined to 26.7% compared to 28.0% in the prior year quarter, primarily due to the severe winter weather impacts on operating leverage.

Liquidity

On April 30, 2023, the Company had debt outstanding of $435.9 million, net debt of $429.3 million and total available liquidity of $100.4 million.

On June 1, 2023, the Company amended and upsized its ABL Facility to, among other things, (1) increase the maximum revolver borrowings available to be drawn thereunder from $160.0 million to $225.0 million and (2) extend the maturity of the ABL Facility to June 1, 2028 (a five-year extension from closing). The $65.0 million in incremental commitments included the introduction of PNC Bank N.A. providing a new commitment of $50.0 million and JPMorgan Chase Bank, N.A. increasing their existing commitment by $15.0 million.

Segment Results

U.S. Concrete Pumping. Revenue in the second quarter of fiscal year 2023 increased 9% to $78.4 million compared to $71.8 million in the prior year quarter. The increase was primarily due to revenue contribution in the second quarter of 2023 from the Coastal acquisition. Net income in the second quarter of fiscal year 2023 was $0.5 million compared to $1.7 million in the prior year quarter. Adjusted EBITDA was $17.1 million in the second quarter of fiscal year 2023 compared to $18.0 million in the prior year quarter.

U.K. Operations. Revenue in the second quarter of fiscal year 2023 increased 13% to $15.2 million compared to $13.5 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was up 22% year-over-year. The increase was primarily attributable to pricing improvements. Net income in the second quarter of fiscal year 2023 improved to $0.9 million compared to $0.1 million in the prior year quarter. Adjusted EBITDA was $4.6 million in the second quarter of fiscal year 2023 compared to $3.8 million in the prior year quarter.

U.S. Concrete Waste Management Services. Revenue in the second quarter of fiscal year 2023 increased 26% to $14.2 million compared to $11.3 million in the prior year quarter. The increase was due to organic growth and pricing improvements. Net income in the second quarter of fiscal year 2023 increased 89% to $2.7 million compared to $1.4 million in the prior year quarter. Adjusted EBITDA in the second quarter of fiscal year 2023 increased 39% to $6.5 million compared to $4.6 million in the prior year quarter.

Fiscal Year 2023 Outlook

The Company continues to expect fiscal year 2023 revenue to range between $420.0 million to $445.0 million, Adjusted EBITDA to range between $125.0 million to $135.0 million, and free cash flow2 to range between $65.0 million and $75.0 million.

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its second quarter 2023 results.

Date: Thursday, June 8, 2023

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13737461

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1606786&tp_key=5a3a51cd75 and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 15, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13737461

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of April 30, 2023, the Company provided concrete pumping services in the U.S. from a footprint of approximately 100 branch locations across approximately 20 states, concrete pumping services in the U.K. from approximately 30 branch locations, and route-based concrete waste management services from 19 operating locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2023 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs and the ongoing war in Ukraine and the COVID-19 pandemic, on our business; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Form 10-Q/A. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt and free cash flow, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Other adjustments includes the adjustment for warrant liabilities revaluation, extraordinary expenses and non-cash currency gains/losses. As of the first quarter of fiscal 2023, we have modified the method in which adjusted EBITDA is calculated by no longer including an add-back for director costs and public company expenses. Adjusted EBITDA in the three and six months ended April 30, 2022 is recast by $0.6 million and $1.3 million, respectively, for these expenses to reflect this change. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets
	As of April 30,	As of October 31,
(in thousands, except per share amounts)	2023	2022

Current assets:
Cash and cash equivalents	$6,643	$7,482
Trade receivables, net	62,834	62,882
Inventory, net	6,349	5,532
Income taxes receivable	-	485
Prepaid expenses and other current assets	10,176	5,175
Total current assets	86,002	81,556

Property, plant and equipment, net	429,154	419,377
Intangible assets, net	129,835	137,754
Goodwill	222,434	220,245
Right-of-use operating lease assets	25,444	24,833
Other non-current assets	1,973	2,026
Deferred financing costs	1,437	1,698
Total assets	$896,279	$887,489

Current liabilities:
Revolving loan	$60,947	$52,133
Operating lease obligations, current portion	4,651	4,001
Finance lease obligations, current portion	113	109
Accounts payable	7,721	8,362
Accrued payroll and payroll expenses	11,959	13,341
Accrued expenses and other current liabilities	23,323	32,156
Income taxes payable	746	178
Warrant liability, current portion	1,302	-
Total current liabilities	110,762	110,280

Long term debt, net of discount for deferred financing costs	371,172	370,476
Operating lease obligations, non-current	21,069	20,984
Finance lease obligations, non-current	112	169
Deferred income taxes	76,125	74,223
Warrant liability, non-current	-	7,030
Total liabilities	579,240	583,162

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of April 30, 2023 and October 31, 2022	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 55,015,572 and 56,226,191 issued and outstanding as of April 30, 2023 and October 31, 2022, respectively	6	6
Additional paid-in capital	381,599	379,395
Treasury stock	(12,894)	(4,609)
Accumulated other comprehensive loss	(2,498)	(9,228)
Accumulated deficit	(74,174)	(86,237)
Total stockholders' equity	292,039	279,327

Total liabilities and stockholders' equity	$896,279	$887,489

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended April 30,		Six Months Ended April 30,
(in thousands, except share and per share amounts)	2023	2022	2023	2022

Revenue	$107,791	$96,482	$201,366	$181,930
Cost of operations	64,317	57,544	121,438	108,866
Gross profit	43,474	38,938	79,928	73,064
Gross margin	40.3%	40.4%	39.7%	40.2%

General and administrative expenses	30,258	28,567	57,299	55,308
Income from operations	13,216	10,371	22,629	17,756

Interest expense, net	(7,348)	(6,346)	(14,219)	(12,608)
Change in fair value of warrant liabilities	1,172	2,474	5,728	2,474
Other income, net	13	13	34	52
Income before income taxes	7,053	6,512	14,172	7,674

Income tax expense	1,465	527	2,109	506
Net income	5,588	5,985	12,063	7,168

Less preferred shares dividends	(427)	(427)	(868)	(868)

Income available to common shareholders	$5,161	$5,558	$11,195	$6,300

Weighted average common shares outstanding
Basic	53,329,576	53,901,278	53,467,897	53,782,345
Diluted	54,224,611	54,795,262	54,343,461	54,738,504

Net income per common share
Basic	$0.09	$0.10	$0.20	$0.11
Diluted	$0.09	$0.10	$0.20	$0.11

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows
	For the Six Months Ended April 30,
(in thousands, except per share amounts)	2023	2022

Net income	$12,063	$7,168
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash operating lease expense	2,317	1,134
Foreign currency adjustments	(1,106)	-
Depreciation	19,523	16,843
Deferred income taxes	1,128	236
Amortization of deferred financing costs	957	916
Amortization of intangible assets	9,647	11,471
Stock-based compensation expense	2,204	2,831
Change in fair value of warrant liabilities	(5,728)	(2,474)
Net gain on the sale of property, plant and equipment	(640)	(910)
Provision for bad debt	(70)	50
Net changes in operating assets and liabilities:
Trade receivables, net	867	(8,381)
Inventory	(681)	(553)
Prepaid expenses and other assets	(3,216)	(3,882)
Accounts payable	(1,112)	(1,249)
Accrued payroll, accrued expenses and other liabilities	(5,061)	(1,809)
Net cash provided by operating activities	31,092	21,391

Cash flows from investing activities:
Purchases of property, plant and equipment	(34,745)	(60,332)
Proceeds from sale of property, plant and equipment	4,416	4,636
Purchases of intangible assets	(800)	(1,450)
Net cash used in investing activities	(31,129)	(57,146)

Cash flows from financing activities:
Proceeds on revolving loan	174,504	179,933
Payments on revolving loan	(167,213)	(150,759)
Purchase of treasury stock	(8,285)	(1,012)
Other financing activities	(58)	(5)
Net cash provided by (used in) financing activities	(1,052)	28,157
Effect of foreign currency exchange rate on cash	250	970
Net decrease in cash and cash equivalents	(839)	(6,628)
Cash and cash equivalents:
Beginning of period	7,482	9,298
End of period	$6,643	$2,670

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended April 30,		Change
(in thousands)	2023	2022	$	%
U.S. Concrete Pumping	78,386	$71,767	$6,619	9.2%
U.K. Operations	15,239	13,541	1,698	12.5%
U.S. Concrete Waste Management Services	14,167	11,281	2,886	25.6%
Corporate	625	625	-	0.0%
Intersegment	(626)	(732)	106	-14.5%
Total Revenue	$107,791	$96,482	$11,309	11.7%

	Six Months Ended April 30,		Change
(in thousands)	2023	2022	$	%
U.S. Concrete Pumping	$145,573	$134,837	$10,736	8.0%
U.K. Operations	27,947	25,563	2,384	9.3%
U.S. Concrete Waste Management Services	27,940	21,738	6,202	28.5%
Corporate	1,250	1,250	-	0.0%
Intersegment	(1,344)	(1,458)	114	-7.8%
Total Revenue	$201,366	$181,930	$19,436	10.7%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended April 30,		Three Months Ended April 30,
(in thousands, except percentages)	2023	2022	2023	2022	$ Change	% Change
U.S. Concrete Pumping	$450	$1,663	$17,140	$18,017	$(877)	-4.9%
U.K. Operations	933	89	4,597	3,776	821	21.7%
U.S. Concrete Waste Management Services	2,728	1,446	6,471	4,641	1,830	39.4%
Corporate	1,477	2,787	625	624	1	0.2%
Total	$5,588	$5,985	$28,833	$27,058	$1,775	6.6%

	Net Income (Loss)		Adjusted EBITDA
	Six Months Ended April 30,		Six Months Ended April 30,
(in thousands, except percentages)	2023	2022	2023	2022	$ Change	% Change
U.S. Concrete Pumping	$(650)	$961	$31,828	$32,508	$(680)	-2.1%
U.K. Operations	833	(85)	7,783	7,062	721	10.2%
U.S. Concrete Waste Management Services	5,540	3,194	13,018	9,552	3,466	36.3%
Corporate	6,340	3,098	1,250	1,250	-	0.0%
Total	$12,063	$7,168	$53,879	$50,372	$3,507	7.0%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income (Loss)	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share
Q1 2022	$85	$1	$23	$35	$(12)	$0.01
Q2 2022	$96	$6	$27	$22	$5	$0.10
Q3 2022	$105	$13	$30	$19	$11	$0.22
Q4 2022	$115	$9	$36	$48	$(12)	$0.14
Q1 2023	$94	$6	$25	$15	$10	$0.11
Q2 2023	$108	$6	$29	$16	$13	$0.09

1 Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” for a discussion of the definition of the measure and below for a reconciliation of the current period such measure to its most comparable GAAP measure.

2 Information on M&A or growth investments included in capital expenditures have been included for relevant quarters below:

*Q1 2022 capex includes approximately $19 million M&A and $2 million growth investment.

*Q2 2022 capex includes approximately $11 million M&A and $5 million growth investment.

*Q3 2022 capex includes approximately $7 million growth investment.

*Q4 2022 capex includes approximately $31 million M&A and $13 million growth investment.

*Q1 2023 capex includes approximately $3 million growth investment.

 *Q2 2023 capex includes approximately $6 million M&A and $1 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended April 30,		Six Months Ended April 30,
(dollars in thousands)	2023	2022	2023	2022
Consolidated
Net income	$5,588	$5,985	$12,063	$7,168
Interest expense, net	7,348	6,346	14,219	12,608
Income tax expense	1,465	527	2,109	506
Depreciation and amortization	14,721	14,236	29,170	28,314
EBITDA	29,122	27,094	57,561	48,596
Transaction expenses	24	20	27	38
Stock based compensation	1,064	1,351	2,204	2,831
Change in fair value of warrant liabilities	(1,172)	(2,474)	(5,728)	(2,474)
Other income, net	(13)	(13)	(34)	(52)
Other adjustments (1)	(192)	1,080	(151)	1,433
Adjusted EBITDA	$28,833	$27,058	$53,879	$50,372

U.S. Concrete Pumping
Net income (loss)	$450	$1,663	$(650)	$961
Interest expense, net	6,648	5,599	12,826	11,083
Income tax expense (benefit)	97	(64)	(292)	(703)
Depreciation and amortization	10,592	9,880	20,966	19,688
EBITDA	17,787	17,078	32,850	31,029
Transaction expenses	24	20	27	38
Stock based compensation	1,064	1,351	2,204	2,831
Other income, net	(6)	(6)	(16)	(37)
Other adjustments (1)	(1,729)	(426)	(3,237)	(1,353)
Adjusted EBITDA	$17,140	$18,017	$31,828	$32,508

U.K. Operations
Net income (loss)	$933	$89	$833	$(85)
Interest expense, net	700	747	1,393	1,525
Income tax expense (benefit)	326	51	286	(30)
Depreciation and amortization	1,849	2,026	3,676	4,011
EBITDA	3,808	2,913	6,188	5,421
Other income, net	(11)	(3)	(17)	(5)
Other adjustments	800	866	1,612	1,646
Adjusted EBITDA	$4,597	$3,776	$7,783	$7,062

(1) Other adjustments include the adjustment for warrant liabilities revaluation, restructuring costs, extraordinary expenses and non-cash currency gains/losses. As of the first quarter of fiscal 2023, we have modified the method in which adjusted EBITDA is calculated by no longer including an add-back for director costs and public company expenses. Adjusted EBITDA in the three and six months ended April 30, 2022 is recast by $0.6 million and $1.3 million, respectively, for these expenses to reflect this change.

	Three Months Ended April 30,		Six Months Ended April 30,
(dollars in thousands)	2023	2022	2023	2022
U.S. Concrete Waste Management Services
Net income	$2,728	$1,446	$5,540	$3,194
Income tax expense	937	442	1,905	1,037
Depreciation and amortization	2,065	2,117	4,100	4,191
EBITDA	5,730	4,005	11,545	8,422
Other income, net	4	(4)	(1)	(10)
Other adjustments	737	640	1,474	1,140
Adjusted EBITDA	$6,471	$4,641	$13,018	$9,552

Corporate
Net income	$1,477	$2,787	$6,340	$3,098
Income tax expense	105	98	210	202
Depreciation and amortization	215	213	428	424
EBITDA	1,797	3,098	6,978	3,724
Change in fair value of warrant liabilities	(1,172)	(2,474)	(5,728)	(2,474)
Adjusted EBITDA	$625	$624	$1,250	$1,250

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	April 30,	July 31,	October 31,	January 31,	April 30,
(in thousands)	2022	2022	2022	2023	2023
Senior Notes	375,000	375,000	375,000	375,000	375,000
Revolving loan draws outstanding	29,867	16,884	52,133	50,247	60,947
Less: Cash	(2,670)	(2,445)	(7,482)	(4,049)	(6,643)
Net debt	402,197	389,439	419,650	421,198	429,304

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023
Consolidated
Net income (loss)	$1,183	$5,985	$12,976	$8,532	$6,475	$5,588
Interest expense, net	6,261	6,346	6,517	6,765	6,871	7,348
Income tax expense (benefit)	(22)	527	2,030	2,991	644	1,465
Depreciation and amortization	14,080	14,236	14,190	14,957	14,449	14,721
EBITDA	21,502	27,094	35,713	33,245	28,439	29,122
Transaction expenses	21	20	20	259	3	24
Stock based compensation	1,480	1,351	1,333	870	1,140	1,064
Change in fair value of warrant liabilities	-	(2,474)	(7,420)	-	(4,556)	(1,172)
Other expense (income)	(37)	(13)	(16)	(19)	(21)	(13)
Other adjustments (1)	353	1,080	407	1,292	41	(192)
Adjusted EBITDA	$23,319	$27,058	$30,037	$35,647	$25,046	$28,833

(1) See note above.